PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-236659 and 333-236659-01 Dated April 14, 2021

JPMorgan Chase Financial Company LLC Trigger Autocallable Contingent Yield Notes

$22,173,340 Linked to the lesser performing of the iShares® Russell 2000 Value ETF and the SPDR® S&P MidCap 400® ETF Trust due April 18, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) , the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the lesser performing of the iShares® Russell 2000 Value ETF and the SPDR® S&P MidCap 400® ETF Trust (each an “Underlying” and together, the “Underlyings”). If the closing price of one share of each Underlying on a quarterly Observation Date is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Financial will automatically call the Notes early if the closing price of one share of each Underlying on any quarterly Observation Date (after an initial six-month non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Notes are not called prior to maturity and the Final Value of each Underlying is equal to or greater than its Downside Threshold (which is the same price as its Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the Contingent Coupon. If the Notes are not called prior to maturity and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing price of one share of the Underlying with the Lower Underlying Return (the “Lesser Performing Underlying”) from its Initial Value to its Final Value. The closing price of one share of each Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the price of one share of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of the other Underlying. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑       Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the Contingent Coupon otherwise due for a quarterly Observation Date (after an initial six-month non-call period) if the closing price of one share of each Underlying on that quarterly Observation Date is equal to or greater than its Initial Value. No further payments will be made on the Notes. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.

❑       Contingent Coupon: If the closing price of one share of each Underlying on a quarterly Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

❑       Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to the Contingent Coupon. If by maturity, the Notes have not been called and either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the Lesser Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date	April 14, 2021
	Original Issue Date (Settlement Date)[1]	April 19 2021
	Observation Dates[2]	Quarterly (callable beginning October 14, 2021) (see page 5)
	Final Valuation Date[2]	April 15, 2024
	Maturity Date[2]	April 18, 2024
	[1]	See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-3 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Contingent Yield Notes linked to the lesser performing of the iShares® Russell 2000 Value ETF and the SPDR® S&P MidCap 400® ETF Trust. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Contingent Coupon Rate	Initial Value	Downside Threshold	Coupon Barrier	CUSIP / ISIN
iShares® Russell 2000 Value ETF (Bloomberg Ticker: IWN)	6.27% per annum	$161.33	$112.93, which is 70% of the Initial Value	$112.93, which is 70% of the Initial Value	48132V416 / US48132V4169
SPDR® S&P MidCap 400® ETF Trust (Bloomberg Ticker: MDY)		$488.78	$342.15, which is 70% of the Initial Value	$342.15, which is 70% of the Initial Value

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the lesser performing of the iShares® Russell 2000 Value ETF and the SPDR® S&P MidCap 400® ETF Trust	$22,173,340	$10	$443,466.80	$0.20	$21,729,873.20	$9.80

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.20 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.544 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021470/crt_dp139324-424b2.pdf
t	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the iShares® Russell 2000 Value ETF and the SPDR® S&P MidCap 400® ETF Trust is a “Fund.”

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.
t	You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one share of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of the other Underlying.
t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You believe each Underlying will close at or above its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.
t	You believe each Underlying will close at or above its Initial Value on one of the specified Observation Dates (after an initial six-month non-call period).
t	You understand and accept that you will not participate in any appreciation of either Underlying and that your potential return is limited to the Contingent Coupons.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlyings.
t	You are willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.
t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlyings.
t	You are able and willing to invest in Notes that may be called early (after an initial six-month non-call period) and you are otherwise able and willing to hold the Notes to maturity.
t	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.
t	You understand and accept the risks associated with the Underlyings.
t	You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.
t	You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the price of one share of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of one share of the other Underlying.
t	You require an investment designed to provide a full return of principal at maturity.
t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You believe that either Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.
t	You seek an investment that participates in the full appreciation of either or both of the Underlyings or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlyings.
t	You are not willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlyings.
t	You are unable or unwilling to invest in Notes that may be called early (after an initial six-month non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Underlyings.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The iShares® Russell 2000 Value ETF” and “The SPDR® S&P MidCap 400® ETF Trust” below.

Final Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlyings	iShares® Russell 2000 Value ETF SPDR® S&P MidCap 400® ETF Trust
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term	Approximately 3 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the closing price[1] of one share of each Underlying on any Observation Date (after an initial six-month non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Contingent Coupon

If the closing price[1] of one share of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing price[1] of one share of either Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Observation Date on which the closing price of one share of either Underlying is less than its Coupon Barrier.

Contingent Coupon Rate	6.27% per annum
Contingent Coupon payments	$0.1568 per $10 principal amount Note
Coupon Payment Dates[2]	As specified under the “Coupon Payment Dates” column of the table under “Observation Dates and Coupon Payment Dates” below
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes are not automatically called and the Final Value of either Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Lesser Performing Underlying, equal to:

$10 × (1 + Lesser Performing Underlying Return)

Underlying Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing price of one share of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value	With respect to each Underlying, the closing price[1] of one share of that Underlying on the Final Valuation Date
Downside Threshold	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Coupon Barrier	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Share Adjustment Factor[1]	With respect to each Underlying, the Share Adjustment Factor is referenced in determining the closing price of one share of that Underlying. The Share Adjustment Factor of each Underlying is set initially at 1.0 on the Trade Date.
[1]	The closing price and the Share Adjustment Factor of each Underlying is subject to adjustments, in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”
[2]	See footnote 2 under “Key Dates” on the front cover

Investment Timeline

Trade Date	The closing price of one share of each Underlying (Initial Value) is observed, the Downside Threshold and the Coupon Barrier of each Underlying are determined and the Contingent Coupon Rate is finalized.

Quarterly (callable after an initial six-month non-call period)

If the closing price of one share of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the Coupon Payment Date.

The Notes will also be called if the closing price of one share of each Underlying on any Observation Date (after an initial six-month non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes have not been called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes have not been called and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Lesser Performing Underlying, equal to a return of:

$10 × (1 + Lesser Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE PRICE OF ONE SHARE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF ONE SHARE OF THE OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates and Coupon Payment Dates

Observation Dates†	Coupon Payment Dates†
July 14, 2021	July 16, 2021
October 14, 2021	October 18, 2021
January 14, 2022	January 19, 2022
April 14, 2022	April 18, 2022
July 14, 2022	July 18, 2022
October 14, 2022	October 18, 2022
January 17, 2023	January 19, 2023
April 14, 2023	April 18, 2023
July 14, 2023	July 18, 2023
October 16, 2023	October 18, 2023
January 16, 2024	January 18, 2024
April 15, 2024 (the Final Valuation Date)	April 18, 2024 (the Maturity Date)

†The Notes are not callable until the second Observation Date, October 14, 2021.

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-II. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing price of one share of either Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Lesser Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to either Underlying at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing price of one share of either Underlying on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon for that Observation Date even if the closing price of one share of the other Underlying is greater than or equal to its Coupon Barrier on that Observation Date, and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of either Underlying is less than its Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.
t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of Either Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of either Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. Because the Notes could be called as early as the second Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the risk of decline in the price of one share of each Underlying, even though you are not able to participate in any potential appreciation of either Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the price of one share of one or both of the Underlyings and the shorter time remaining for the price of either Underlying to recover to or above its Initial Value on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in either Underlying. In addition, if the Notes are not called and the Final Value of either Underlying is below its Downside Threshold, you will have a loss on your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.
t	Because the Notes Are Linked to the Lesser Performing Underlying, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing price of one share of either Underlying will be less than its Coupon Barrier on the Observation Dates or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes. Furthermore, because the closing price of one share of each Underlying must be greater than or equal to its Initial Value on a quarterly Observation Date (after an initial six-month non-call period) in order for the notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

t	You Are Exposed to the Risk of Decline in the Price of One Share of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Coupon on any Coupon Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the price of one share of each Underlying.
t	Your Payment at Maturity Will Be Determined By the Lesser Performing Underlying — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the Notes have not been automatically called and the Final Value of either Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of the other Underlying is greater than or equal to its Initial Value.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing prices of one share of both Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the Contingent Coupon, or, if either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing price of one share of the Lesser Performing Underlying from its Initial Value to its Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.
t	A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the prices of one share of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the price of one share of an Underlying could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.
t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the Maturity Date.
t	Each Contingent Coupon Is Based Solely on the Closing Prices of One Share of the Underlyings on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing prices of one share of the Underlyings on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing prices of one share of the Underlyings on the applicable Observation Date, if the closing price of one share of either Underlying is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Date, even if the closing price of one share of the other Underlying is equal to or greater than its Coupon Barrier and even if the closing price of one share of that Underlying was higher on other days during the period before that Observation Date.
t	Investing in the Notes Is Not Equivalent to Investing in the Underlyings or the Equity Securities Held by the Underlyings — Investing in the Notes is not equivalent to investing in the Underlyings or the equity securities held by the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the Underlyings or the equity securities held by the Underlyings, such as voting rights, dividend payments or other distributions.
t	Your Return on the Notes Will Not Reflect Dividends on the Underlyings or the Equity Securities Held by the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the Underlyings or the equity securities held by the Underlyings and received the dividends on the Underlyings or those equity securities. This is because the calculation agent will determine whether the Notes will be called and whether a Contingent Coupon is payable and, if the Notes are not called, will calculate the amount payable to you at maturity of the Notes by reference to the closing price of one share of each Underlying on the relevant Observation Date, without taking into consideration the value of dividends on the Underlyings or the equity securities held by the Underlyings.

t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if each Underlying does not close below its Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the price of one share of an Underlying, and therefore the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Price of One Share of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the price of one share of that Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the prices of one share of the Underlyings;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;
t	whether the closing price of one share of either Underlying has been, or is expected to be, less than its Coupon Barrier on any Observation Date and whether the Final Value of either Underlying is expected to be less than its Downside Threshold;
t	the dividend rates on the Underlyings and the equity securities held by the Underlyings;
t	the occurrence of certain events affecting an Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of that Underlying;
t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlyings

t	No Affiliation with the Underlyings or the Issuers of the Equity Securities Held by the Underlyings — We are not affiliated with the Underlyings or, to our knowledge, the issuers of the equity securities held by the Underlyings. We have not independently verified the information about the Underlyings or the issuers of the equity securities held by the Underlyings contained in this pricing supplement. You should make your own investigation into the Underlyings and the issuers of the equity securities held by the Underlyings. We are not responsible for the public disclosure of information by the Underlyings or the issuers of the equity securities held by the Underlyings, whether contained in SEC filings or otherwise.
t	There Are Risks Associated with the Underlyings — Although shares of the Underlyings are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that the investment strategies of the applicable Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Underlyings, and consequently, the value of the Notes.

t	The Performance and Market Value of Each Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of that Underlying’s Underlying Index as well as the Net Asset Value per Share — Each Underlying does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in their Underlying Indices. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of that Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Underlying and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying an Underlying (such as mergers and spin-offs) may impact the variance between the performances of that Underlying and its Underlying Index. Finally, because the shares of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of that Underlying.

During periods of market volatility, securities underlying each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Underlying and the liquidity of that Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

t	An Investment in the Notes Is Subject to Risks Associated with Small Capitalization Stocks with Respect to the iShares® Russell 2000 Value ETF — The equity securities held by the iShares® Russell 2000 Value ETF are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
t	An Investment in the Notes Is Subject to Risks Associated with Mid-Size Capitalization Stocks with Respect to the SPDR® S&P MidCap 400® ETF Trust — The equity securities held by the SPDR® S&P MidCap 400® ETF Trust are issued by companies with mid-sized market capitalizations. The stock prices of mid-size companies may be more volatile than stock prices of large capitalization companies. Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
t	The Investment Strategy Represented by the iShares® Russell 2000 Value ETF May Not Be Successful — The iShares® Russell 2000 Value ETF seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, the value characteristics referenced by the Russell 2000® Value Index may not be accurate predictors of undervalued stocks, and there is no guarantee that undervalued stocks will appreciate. In addition, the Russell 2000® Index’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics may outperform stocks with weak growth characteristics. There is no assurance that the iShares® Russell 2000 Value ETF will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria and may underperform the Russell 2000® Index as a whole. It is possible that the stock selection methodology of the Russell 2000® Value Index will adversely affect its return and, consequently, the level of the Russell 2000® Value Index, the price of one share of the iShares® Russell 2000 Value ETF and the value and return of the Notes.
t	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price and the Share Adjustment Factor of each Underlying for certain events affecting that Underlying, the calculation agent is not required to make an adjustment for every event that can affect that Underlying. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Notes and any payment on the Notes may be materially and adversely affected.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.* We cannot predict the closing price of one share of either Underlying on any day during the term of the Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. In these examples, we refer to the iShares® Russell 2000 Value ETF and the SPDR® S&P MidCap 400® ETF Trust as the “IWN Fund” and the “MDY Fund,” respectively.

Principal Amount:	$10.00
Term:	Approximately 3 years (unless earlier called)
Hypothetical Initial Value:	$100.00 for the IWN Fund and $100.00 for the MDY Fund
Contingent Coupon Rate:	6.27% per annum (or 1.568% per quarter)
Observation Dates:	Quarterly (callable after six months)
Hypothetical Downside Threshold:	$70.00 for the IWN Fund and $70.00 for the MDY Fund (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)
Hypothetical Coupon Barrier:	$70.00 for the IWN Fund and $70.00 for the MDY Fund (which, with respect to each Underlying, is 70% of the hypothetical Initial Value of that Underlying)

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Values, Coupon Barriers or Downside Thresholds. The hypothetical Initial Values of $100.00 for the IWN Fund and $100.00 for the MDY Fund have been chosen for illustrative purposes only and do not represent the actual Initial Value for either Underlying. The actual Initial Value and resulting Downside Threshold and Coupon Barrier of each Underlying are based on the closing price of one share of that Underlying on the Trade Date and are specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of the Underlyings, please see the historical information set forth under the sections titled “The iShares® Russell 2000 Value ETF” and “The SPDR® S&P MidCap 400® ETF Trust” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing price of one share of either Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Value of either Underlying is less than its Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	IWN Fund: $105.00	Closing price of one share of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing price of one share of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.1568 on first Coupon Payment Date.
MDY Fund: $110.00
Second Observation Date	IWN Fund: $110.00	Closing price of one share of each Underlying at or above its Initial Value; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.1568 on Call Settlement Date.
MDY Fund: $115.00
Total Payments (per $10.00 Note):		Payment on Call Settlement Date:	$10.1568 ($10.00 + $0.1568)
		Prior Contingent Coupons:	$0.1568 ($0.1568 × 1)
		Total:	$10.3136
		Total Return:	3.136%

Because the closing price of one share of each Underlying is greater than or equal to its Initial Value on the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date. JPMorgan Financial will pay you on the Call Settlement Date $10.1568 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing price of one share of each Underlying was greater than or equal to its Coupon Barrier on the first Observation Date, JPMorgan Financial will pay the Contingent Coupon of $0.1568 on the first Coupon Payment Date. Accordingly, JPMorgan Financial will have paid a total of $10.3136 per $10.00 principal amount Note for a 3.136% total return over the shortened six (6) month term of the Notes as a result of the automatic call.

Example 2 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is Above Its Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	IWN Fund: $115.00	Closing price of one share of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing price of one share of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.1568 on first Coupon Payment Date.
MDY Fund: $110.00
Second Observation Date	IWN Fund: $80.00	Closing price of one share of each Underlying below its Initial Value; Notes NOT automatically called. Closing price of one share of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.1568 on second Coupon Payment Date.
MDY Fund: $75.00
Third Observation Date	IWN Fund: $85.00	Closing price of one share of each Underlying below its Initial Value; Notes NOT automatically called. Closing price of one share of MDY Fund below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
MDY Fund: $60.00
Fourth to Eleventh Observation Dates	Various (below Coupon Barrier)	Closing price of one share of each Underlying below its Initial Value; Notes NOT automatically called. Closing price of one share of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to eleventh Coupon Payment Dates.
Twelfth Observation Date (the Final Valuation Date)	IWN Fund: $110.00	Closing price of one share of MDY Fund below its Initial Value; Notes NOT automatically called. Final Value of each Underlying above its Downside Threshold; Issuer repays principal plus pays Contingent Coupon of $0.1568 on Maturity Date.
MDY Fund: $80.00
Total Payments (per $10.00 Note):		Payment at Maturity:	$10.1568 ($10.00 + $0.1568)
		Prior Contingent Coupons:	$0.3136 ($0.1568 × 2)
		Total:	$10.4704
		Total Return:	4.704%

Because the closing price of one share of at least one Underlying was less than its Initial Value on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold, JPMorgan Financial will pay you on the Maturity Date $10.1568 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing price of one share of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, JPMorgan Financial will pay the Contingent Coupon of $0.1568 on the first and second Coupon Payment Dates. However, because the closing price of one share of at least one Underlying was less than its Coupon Barrier on the third through eleventh Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, JPMorgan Financial will have paid a total of $10.4704 per $10.00 principal amount Note for a 4.704% total return over the approximately three (3) year term of the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value of Either Underlying Is Below Its Downside Threshold

Date	Closing Price	Payment (per Note)
First Observation Date	IWN Fund: $55.00	Closing price of one share of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the second Observation Date. Closing price of one share of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
	MDY Fund: $60.00
Second Observation Date	IWN Fund: $105.00	Closing price of one share of the MDY Fund below its Initial Value; Notes NOT automatically called. Closing price of one share of MDY Fund below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
	MDY Fund: $60.00
Third Observation Date	IWN Fund: $90.00	Closing price of one share of each Underlying below its Initial Value; Notes NOT automatically called. Closing price of one share of MDY Fund below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
	MDY Fund: $60.00
Fourth to Eleventh Observation Dates	Various (below Coupon Barrier)	Closing price of one share of each Underlying below its Initial Value; Notes NOT automatically called. Closing price of one share of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to eleventh Coupon Payment Dates.
Twelfth Observation Date (the Final Valuation Date)	IWN Fund: $45.00	Closing price of one share of IWN Fund below its Initial Value; Notes NOT automatically called. Closing price of one share of IWN Fund below its Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Lesser Performing Underlying.
	MDY Fund: $110.00
Total Payments (per $10.00 Note):		Payment at Maturity:	$4.50
		Prior Contingent Coupons:	$0.00
		Total:	$4.50
		Total Return:	-55.00%

Because the closing price of one share of at least one Underlying is less than its Initial Value on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, JPMorgan Financial will pay you a total of $4.50 per $10.00 principal amount Note, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Lesser Performing Underlying Return)

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the IWN Fund:

(Final Value – Initial Value)	=	$45.00 – $100.00	= -55.00%
Initial Value		$100.00

Underlying Return of the MDY Fund:

(Final Value – Initial Value)	=	$110.00 – $100.00	= 10.00%
Initial Value		$100.00

Step 2: Determine the Lesser Performing Underlying. The IWN Fund is the Underlying with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Lesser Performing Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of one share of at least one Underlying is less than its Coupon Barrier on each Observation Date, JPMorgan Financial will not pay any Contingent Coupons over the term of the Notes. Accordingly, JPMorgan Financial will have paid a total of $4.50 per $10.00 principal amount Note for a -55.00% total return over the approximately three (3) year term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying. This information given below is for the four calendar quarters in each of 2016, 2017, 2018, 2019 and 2020 and the first calendar quarter of 2021. Partial data is provided for the second calendar quarter of 2021. We obtained the closing prices of one share information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical values of either Underlying as an indication of future performance.

The iShares® Russell 2000 Value ETF

The iShares® Russell 2000 Value ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit value characteristics, which we refer to as the Underlying Index with respect to the iShares® Russell 2000 Value ETF. The Underlying Index for the iShares® Russell 2000 Value ETF is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. For additional information about the iShares® Russell 2000 Value ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the iShares® Russell 2000 Value ETF is an “iShares® ETF.” For additional information about the Russell 2000® Value Index, see Annex A in this pricing supplement.

Historical Information Regarding the iShares® Russell 2000 Value ETF

The following table sets forth the quarterly high and low closing prices of one share of the iShares® Russell 2000 Value ETF, based on daily closing prices of one share of the iShares® Russell 2000 Value ETF as reported by Bloomberg, without independent verification. The closing price of one share of the iShares® Russell 2000 Value ETF on April 14, 2021 was $161.33. We obtained the closing prices of one share of the iShares® Russell 2000 Value ETF above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the iShares® Russell 2000 Value ETF as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2016	3/31/2016	$93.21	$80.25	$93.21
4/1/2016	6/30/2016	$99.66	$90.58	$97.30
7/1/2016	9/30/2016	$105.91	$95.97	$104.75
10/1/2016	12/31/2016	$121.97	$98.87	$118.94
1/1/2017	3/31/2017	$122.02	$114.69	$118.16
4/1/2017	6/30/2017	$121.11	$114.21	$118.87
7/1/2017	9/30/2017	$124.12	$112.81	$124.12
10/1/2017	12/31/2017	$128.04	$121.05	$125.75
1/1/2018	3/31/2018	$130.86	$118.48	$121.88
4/1/2018	6/30/2018	$135.64	$119.36	$131.92
7/1/2018	9/30/2018	$137.10	$132.46	$133.00
10/1/2018	12/31/2018	$131.92	$102.04	$107.54
1/1/2019	3/31/2019	$125.80	$107.18	$119.90
4/1/2019	6/30/2019	$126.06	$114.14	$120.50
7/1/2019	9/30/2019	$123.96	$110.84	$119.41
10/1/2019	12/31/2019	$129.00	$115.48	$128.58
1/1/2020	3/31/2020	$129.50	$71.79	$82.03
4/1/2020	6/30/2020	$109.12	$74.44	$97.46
7/1/2020	9/30/2020	$108.28	$91.58	$99.33
10/1/2020	12/31/2020	$132.30	$100.90	$131.75
1/1/2021	3/31/2021	$169.53	$130.00	$159.47
4/1/2021	4/14/2021*	$162.09	$159.35	$161.33

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2021 includes data for the period from April 1, 2021 through April 14, 2021. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2021.

The graph below illustrates the daily performance of the iShares® Russell 2000 Value ETF from January 3, 2011 through April 14, 2021, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold and Coupon Barrier of $112.93, equal to 70% of the closing price of one share of the iShares® Russell 2000 Value ETF on April 14, 2021.

Past performance of the iShares® Russell 2000 Value ETF is not indicative of the future performance of the iShares® Russell 2000 Value ETF.

The SPDR® S&P MidCap 400® ETF Trust

The SPDR® S&P MidCap 400® ETF Trust is a registered investment company whose trust units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P MidCap 400® Index. The SPDR® S&P MidCap 400® ETF Trust seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400® Index, which we refer to as the Underlying Index with respect to the SPDR® S&P MidCap 400® ETF Trust. The S&P MidCap 400® Index consists of stocks of 400 companies selected to provide a performance benchmark for the mid-size market capitalization segment of the U.S. equity markets. For additional information about the SPDR® S&P MidCap 400® ETF Trust, see Annex B in this pricing supplement.

Historical Information Regarding the SPDR® S&P MidCap 400® ETF Trust

The following table sets forth the quarterly high and low closing prices of one share of the SPDR® S&P MidCap 400® ETF Trust, based on daily closing prices of one share of the SPDR® S&P MidCap 400® ETF Trust as reported by Bloomberg, without independent verification. The closing price of one share of the SPDR® S&P MidCap 400® ETF Trust on April 14, 2021 was $488.78. We obtained the closing prices of one share of the SPDR® S&P MidCap 400® ETF Trust above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the SPDR® S&P MidCap 400® ETF Trust as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2016	3/31/2016	$262.72	$225.58	$262.72
4/1/2016	6/30/2016	$277.99	$257.47	$272.38
7/1/2016	9/30/2016	$288.35	$269.65	$282.27
10/1/2016	12/31/2016	$309.09	$268.63	$301.73
1/1/2017	3/31/2017	$319.92	$303.03	$312.42
4/1/2017	6/30/2017	$322.45	$305.45	$317.62
7/1/2017	9/30/2017	$326.41	$308.35	$326.33
10/1/2017	12/31/2017	$347.26	$329.20	$345.41
1/1/2018	3/31/2018	$362.51	$327.40	$341.73
4/1/2018	6/30/2018	$365.14	$333.64	$355.02
7/1/2018	9/30/2018	$373.52	$355.06	$367.46
10/1/2018	12/31/2018	$364.55	$284.96	$302.67
1/1/2019	3/31/2019	$352.26	$296.63	$345.40
4/1/2019	6/30/2019	$361.02	$330.13	$354.59
7/1/2019	9/30/2019	$362.01	$334.13	$352.47
10/1/2019	12/31/2019	$376.09	$338.73	$375.38
1/1/2020	3/31/2020	$384.02	$220.85	$262.88
4/1/2020	6/30/2020	$355.21	$243.09	$324.49
7/1/2020	9/30/2020	$358.67	$318.46	$338.83
10/1/2020	12/31/2020	$421.75	$343.51	$419.92
1/1/2021	3/31/2021	$489.29	$413.34	$476.05
4/1/2021	4/14/2021*	$488.78	$482.30	$488.78

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2021 includes data for the period from April 1, 2021 through April 14, 2021. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2021.

The graph below illustrates the daily performance of the SPDR® S&P MidCap 400® ETF Trust from January 3, 2011 through April 14, 2021, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold and Coupon Barrier of $342.15, equal to 70% of the closing price of one share of the SPDR® S&P MidCap 400® ETF Trust on April 14, 2021.

Past performance of the SPDR® S&P MidCap 400® ETF Trust is not indicative of the future performance of the SPDR® S&P MidCap 400® ETF Trust.

Correlation of the Underlyings

The graph below illustrates the daily performance of the iShares® Russell 2000 Value ETF and the SPDR® S&P MidCap 400® ETF Trust from January 3, 2011 through April 14, 2021. For comparison purposes, each Underlying has been normalized to have a closing price of one share of $100.00 on January 3, 2011 by dividing the closing price of one share of that Underlying on each day by the closing price of one share of that Underlying on January 3, 2011 and multiplying by 100.00. We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction.  The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are.  The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction and, therefore, the greater the potential for one of the Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively.  This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value.  However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.  The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth above.  In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

Annex A — The Russell 2000® Value Index

All information contained in this pricing supplement regarding the Russell 2000® Value Index (the “Value Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Value Index is calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to publish, and may discontinue the publication of, the Value Index.

The Value Index is reported by Bloomberg under the ticker symbol “RUJ.”

The Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index (each, a “Russell 2000 Component Stock” and collectively, the “Russell 2000 Component Stocks”) that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. For more information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

FTSE Russell uses a “non-linear probability” method to assign stocks to the Value Index and the Russell 2000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 2000 Component Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the Russell 2000 Component Stocks. The Russell 2000 Component Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a Composite Value Score (“CVS”).

The Russell 2000 Component Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value, and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the growth and value indices. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Growth Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Value Index and the remaining 80% assigned to the Growth Index. Hence, the sum of a stock’s market capitalization in the Value Index and the Growth Index will always equal its market capitalization in the Russell 2000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Value Index and the Growth Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Value Index. Stocks falling between the first and third quartile breaks are in both the Value Index and the Growth Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the same core index (i.e., the Russell 2000® Index), then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the base index (the Russell 2000® Index), the Russell Global Sectors (ICB) industry, subsector or sector group into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology used for the Value Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Value Index.

Annex B —The SPDR® S&P MidCap 400® ETF Trust

All information contained in this pricing supplement regarding the SPDR® MidCap 400® ETF Trust (the “MDY Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Bank of New York Mellon (“BNY Mellon”), as trustee of the MDY Fund, and PDR Services LLC (“PDRS”), as sponsor of the MDY Fund. The MDY Fund is a unit investment trust that issues securities called “Units.” The MDY Fund trades on the NYSE Arca, Inc. under the ticker symbol “MDY.”

The MDY Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P MidCap 400® Index. For more information about the S&P MidCap 400® Index, please see “Equity Index Descriptions — S&P U.S. Indices” in the accompanying underlying supplement. The MDY Fund seeks to achieve its investment objective by holding a portfolio of the common stocks that are included in the S&P MidCap 400® Index, with the weight of each stock in the portfolio substantially corresponding to the weight of that stock in the S&P MidCap 400® Index. At any time, the portfolio of the MDY Fund will consist of as many of the component stocks of the S&P Midcap 400® Index as is practicable. To maintain the correspondence between the composition and weightings of the stocks held by the MDY Fund and the component stocks of the S&P MidCap 400® Index, BNY Mellon adjusts the portfolio of the MDY Fund from time to time to conform to periodic changes to the identity and/or relative weightings of the component stocks of the S&P Midcap 400® Index. BNY Mellon aggregates certain of these adjustments and makes changes to the portfolio of the MDY Fund at least monthly, or more frequently in the case of significant changes to the S&P MidCap 400® Index.

While the MDY Fund is intended to track the performance of the S&P MidCap 400® Index as closely as possible (i.e., to achieve a high degree of correlation with the S&P MidCap 400® Index), the return of the MDY Fund may not match or achieve a high degree of correlation with the return of the S&P MidCap 400® Index due to expenses and transaction costs incurred in adjusting the MDY Fund’s portfolio. In addition, it is possible that the MDY Fund may not always fully replicate the performance of the S&P MidCap 400® Index due to the unavailability of certain component stocks of the S&P MidCap 400® Index in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted).

The MDY Fund is an investment company registered under the Investment Company Act of 1940, as amended. Information provided to or filed with the SEC by the MDY Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-89088 and 811-08972, respectively, through the SEC’s website at http://www.sec.gov.